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                                                                      EXHIBIT 18

March 28, 2005

Mr. R. Louis Schneeberger
Chief Financial Officer
OM Group, Inc.
127 Public Square
1500 Key Tower
Cleveland, Ohio 44114-1221

Dear Mr. Schneeberger:

Note C of the notes to the consolidated financial statements of the OM Group, Inc. included in its annual report on Form 10-K for the year ended December 31 2003 describes a change in the method of accounting for certain inventory from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method. There are no authoritative criteria for determining a preferable inventory method based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances.

                                                     Very truly yours,

                                                     /s/ ERNST & YOUNG LLP

                                                     Ernst & Young LLP